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                                Exhibit (g)(2)

                           Form of Privacy Addendum

                                      To

                               Custody Agreement

                             Dated April 11, 2001

                                    Between

                            One Group Mutual Funds

                                      And

                      State Street Band and Trust Company


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                                                             PRIVACY ADDENDUM TO
                                                             Custodian Agreement


         This Privacy Addendum ("Addendum") to the Custodian Agreement ("Agreement") dated April 11, 2001, between One Group Mutual Funds ("One Group") and State Street Bank and Trust Company (the "Custodian"), is made as of the __st day of __________, 2001.

         WHEREAS, One Group is a diversified, open-end management investment company registered under the Investment Company Act of 1940; and

         WHEREAS, the Custodian is a Massachusetts trust company and the custodian for One Group;

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1) To protect the confidentiality of information, or access to information, about One Group customers, as may be necessary or required by law or regulation, One Group and the Custodian wish to amend the Agreement to include the confidentiality and non-disclosure obligations set forth below.

2) Term. This Addendum shall become effective on the date first written above and shall continue for so long as the Agreement between One Group and Custodian remains in effect. This Addendum shall bind and inure to the benefit of the successors and assigns of the parties. The obligation to maintain confidentiality under paragraph 3 shall survive the termination of this Addendum.

3) Confidentiality. In the course of processing and/or servicing shareholder transactions, Custodian may acquire access to One Group shareholder information or consumer information generally (collectively, "Customer Information") including, but not limited to, nonpublic personal information such as a customer's name, address, telephone number, bank account information, account relationships, account balances and account histories. All information, including Customer Information, obtained in processing and/or servicing transactions shall be considered confidential ("Confidential Information").

4) Limitation on reuse. Custodian shall not disclose such Confidential Information to any other person or entity or use such Confidential Information other than as necessary, in the ordinary course of business,:

     a)  to effect or administer a shareholder transaction;

     b)  as authorized or requested by a shareholder; or

     c)  as required or permitted by any provision of Regulation S-P.


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         Custodian shall not directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P.

5) Headings. Paragraph headings in this Addendum are included for convenience only and are not to be used to construe or interpret this Agreement.

6) Governing Law. This Addendum shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.

7) Limitation of Responsibility. The names "One Group(R) Mutual Funds" and "Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of One Group entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be fully executed as of the day and year first written above.



                                        ONE GROUP MUTUAL FUNDS


                                        By:_____________________________________
                                        Title:__________________________________


                                        STATE STREET BANK AND TRUST COMPANY


                                        By:_____________________________________
                                        Title:__________________________________


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